Exhibit 12

               INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

           Schedule of Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                             (dollars in thousands)



                                THREE MONTHS ENDED     NINE MONTHS ENDED
                                Nov. 30,   Nov. 30,   Nov. 30,   Nov. 30,
                                   1995       1994       1995       1994
                                -------    -------    -------    -------

Earnings before income taxes    $ 9,055    $18,190    $20,005    $59,005
Plus: Fixed charges (1)           6,749      6,655     22,563     17,733
Less: Capitalized interest          (26)       (87)      (121)      (256)

Earnings available to cover
  fixed charges                 $15,778    $24,758    $42,447    $76,482

Ratio of earnings to
  fixed charges                    2.34       3.72       1.88       4.31


(1) Fixed charges consisted of the following:

                                THREE MONTHS ENDED     NINE MONTHS ENDED
                                Nov. 30,   Nov. 30,   Nov. 30,   Nov. 30,
                                   1995       1994       1995       1994
                                -------    -------    -------    -------
Interest expense, gross         $ 4,384    $ 4,293    $15,281    $10,937
Rentals                           2,365      2,362      7,282      6,796
  Total fixed charges           $ 6,749    $ 6,655    $22,563    $17,733